EXHIBIT 23.1

                       Consent of Coopers & Lybrand L.L.P.


                                     II-13.



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                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 1996, on our audits of the consolidated financial statements of WellPoint Health Networks Inc. and Subsidiaries and our audits of the Blue Cross of California Commercial Operations and our report dated February 23, 1996, except for Note 12 as to which the date is March 1, 1996, on our audits of the Post-Reorganization combined financial statements of the Life & Health Benefits Management Division of Massachusetts Mutual Life Insurance Company and Subsidiaries.




                                    /s/ Coopers & Lybrand L.L.P.
                                        COOPERS & LYBRAND L.L.P.

Los Angeles, California
May 31, 1996